Exhibit 99.1

Jodi Warner
Adobe Systems Incorporated
408-536-2084
jwarner@adobe.com

Investor Relations Contact:
Mike Saviage
Adobe Systems Incorporated
408-536-4416
ir@adobe.com

Adobe Names New Chief Financial Officer

Former EMC Executive Mark Garrett to Join Adobe Executive Team

SAN JOSE, Calif. — Jan. 23, 2007 — Adobe Systems Incorporated (Nasdaq:ADBE) today announced Mark Garrett has been named executive vice president and chief financial officer. Most recently, Garrett served as senior vice president and chief financial officer of EMCSoftware Group within EMC Corporation.

Garrett brings more than 25 years of financial management experience in the technology sector.  Prior to EMC, he was executive vice president and chief financial officer of Documentum, where he was instrumental in its rapid growth and ultimate sale to EMC.  After the acquisition, he managed the financial operations of EMC’s multi-billion dollar software group.

Prior to Documentum and EMC, Garrett was chief financial officer for Marimba and two privately-held startup companies.   Prior to that, he held a variety of financial management positions with Cadence Design Systems. Garrett spent the first 12 years of his career at IBM in a variety of financial positions with responsibility for financial planning, accounting and pricing analysis.

Garrett holds a master’s degree in business administration from Marist College in New York and a bachelor’s degree in accounting and marketing from Boston University.

Reporting to Adobe Chief Executive Officer Bruce Chizen, Garrett will start Feb. 1, 2007, assuming responsibility for the company’s finance, investor relations, information services, purchasing, facilities, global supply chain management and order management operations.

“Mark brings a wealth of expertise in all aspects of finance, including extensive experience with rapidly growing software companies,” said Chizen. “His strong experience, combined with his hands-on knowledge of the software industry will be an important addition to Adobe’s executive management team and we look forward to his financial leadership.”

Adobe revolutionizes how the world engages with ideas and information — anytime, anywhere and through any medium. For more information, visit www.adobe.com.

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